Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Announces Proposed Private Offering of

$150 Million Aggregate Principal Amount of Convertible Senior Notes

OMAHA, NEB., Aug. 9, 2016 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced that it intends to offer, subject to market and other conditions, $150 million aggregate principal amount of convertible senior notes due 2022 in a private placement to qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended). The notes will be convertible, when certain conditions are met, into cash, shares of the company’s common stock or a combination of cash and common stock, at the election of the company. The interest rate, conversion rate, offering price and other terms will be determined at the time of pricing of the offering.

The company intends to use the net proceeds from the offering for general corporate purposes, including the financing of a portion of the potential acquisition of two ethanol plants affiliated with Abengoa Bioenergy.

This press release does not constitute an offer to sell or a solicitation of an offer to buy. The notes or common stock issuable upon conversion of the notes will not be sold in any state or jurisdiction where the offer, solicitation or sale is unlawful. The offer and sale of the notes or shares of the company’s common stock, if any, issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and will not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services.

Forward-Looking Statements

This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including market and other factors that may prevent completion of the offering or hinder Green Plains’ ability to acquire or invest in complementary businesses and assets. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained in the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015, and subsequent filings. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Green Plains, and Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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